Exhibit 99.1

MERCANTILE BANCORP BOARD TERMINATES SHAREHOLDER RIGHTS PLAN;
PROCEEDS WITH ACTIONS TO FACILITATE STOCK SPLIT

•	Rights Under Plan to be Redeemed Early
•	Proposal to Create Class of Preferred Stock Cancelled
•	Amendment Adjusting Par Value to be Proposed
•	Plans for Stock Split Remain in Place

Quincy, IL February 23, 2006 - Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its board of directors has approved early termination of the company’s Shareholder Rights Plan and redemption of the rights related to the Plan.  The company also reported that, in view of the Board’s action, it would no longer seek shareholder approval to create a new class of preferred stock at its annual meeting.  The company will continue with plans to propose an amendment to its Certificate of Incorporation reducing the par value of the Common Stock to reflect its planned three-for-one stock split.

In making these moves, the Board observed and believes that steady appreciation in Mercantile’s share price and the almost 40 percent premium to book value at which its shares trade have substantially reduced its vulnerability to takeover attempts and, as a result, reduced the need for the Shareholder Rights Plan.

“The board concluded that the Shareholder Rights Plan has served the purpose for which it was originally implemented,” said Dan S. Dugan, Chairman, CEO and President.  “The Plan has provided a measure of protection for shareholders against a party who might attempt to gain control of Mercantile without providing all shareholders with compensation for the full value of their holdings.  Our share price is now a more effective barrier to unwelcome overtures from self-serving interests.”

Dugan said, as part of the termination and in accordance with the Plan, Mercantile would redeem the rights held by existing shareholders.  “As specified in the plan, each right has a cash redemption value of two tenths of one cent ($0.002) (the “Redemption Price”).  Shareholders hold one right for each share of stock they own.  As of the date of the Board’s action, the rights terminated and shareholders have only the right to receive the Redemption Price.  The record date will be March 1, and the payable date on or about March 10, 2006.

“In addition, we previously announced we would seek shareholder approval of an amendment to the company’s Certificate of Incorporation that would create a class of preferred shares to be issued in the event the Plan was triggered and authorizing a reduction in the par value of the common stock.  At the time, that action was necessary to allow us to substitute the use of preferred shares for common shares in conjunction with the Shareholder Rights Plan.  With termination of the Plan, common shares that previously were needed for issue if the Plan were triggered are now available for the split, Dugan said.

“However, the company will proceed with plans to seek shareholder approval of that portion of the proposed  amendment to its Certificate of Incorporation reducing the par value of the common stock,” Dugan noted  “The amendment would reduce the par value from $1.25 per share to $0.42 per share.  Although the proposed amendment should not impact the market value of shareholders’ investment in Mercantile, it is necessary to reflect the larger number of shares that will be outstanding as a result of the authorized three-for-one stock split.  Implementation of the split is contingent upon shareholder approval of the amendment.”

If, as is expected, shareholders approve the amendment, it would be filed with the Delaware Secretary of State soon after the annual meeting.  Upon its becoming effective, the board would set a record date and payment date for the split.  Certificates for the additional shares would be issued to shareholders as soon as practicable after the payment date.

Dugan also said the stock split, if and when completed, should make it easier for Mercantile to continue delivering value to shareholders.  “The increased number of shares outstanding should enhance our ability to attract broader-based interest from the financial markets.  We anticipate greater interest from institutional investors.  At the same time, the split should allow us to broaden our base of individual investors.  Finally we believe the split will create a more liquid market for our shares.”

Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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